News Release
Tupperware Brands Corp.
14901 S. Orange Blossom Trail
Orlando, FL 32837

Tupperware Brands Successful Turnaround Under Way

Sales Increased 17% over Fourth Quarter 2019; up 20% in Local Currency
Realized Pre-Tax Income of $80 million vs. a loss of $24 million in the Fourth Quarter of 2019
Excluding Adjustments, Pre-Tax Income improved 183% from $24 million to $68 million
Achieved $72 million of Turnaround Cost Savings in the Fourth Quarter of 2020; $192 million for full-year

Orlando, Fla., March 10, 2021- (NYSE: TUP) Tupperware Brands Corporation (the "Company") today reported operating results for the fourth quarter ended December 26, 2020.

Fourth Quarter Financial & Operational Updates
•Fourth quarter sales up 17% versus last year and 20% in local currency
•GAAP diluted E.P.S. of $0.41, versus $(1.47) in the prior year period
•Adjusted* diluted E.P.S. of $0.14 vs. $(0.63) in the prior year period, which included a significantly higher operating tax rate of 89.1% in the fourth quarter of 2020; full-year operating tax rate of 46.9%
•Achieved $72 million of Turnaround Plan gross cost savings for a total of $192 million in 2020
•Full year 2020 free cash flow^, was $197.6 million, an improvement of $137.2 million vs. 2019
•Retired the 4.75% 2021 Senior Notes due in June of 2021

“The results reported today show that our efforts to fix the core business are beginning to take hold as our sales force realize geography is no longer a barrier to reach new customers as they grow their business through social media platforms and digital tools. Additionally, we continue to provide real-time solutions to consumers’ needs to prepare food, minimize food waste and decrease use of single-use items," said Miguel Fernandez, President and Chief Executive Officer of Tupperware Brands. “As we move into 2021, we believe consumers give us permission to expand product categories, and together with increased access points, allows us to grow our business to match the power of the Tupperware brand.”

“In 2020 we dramatically right-sized our cost structure, improved our cash flow from operations, and refinanced our debt which has created a stronger foundation to support the growth strategies of our Turnaround Plan,” said Sandra Harris, Tupperware Brands Chief Financial Officer and Chief Operating Officer.

Fourth Quarter Results: (as compared with last year)
Fourth quarter 2020 sales increased 17% to $489.6 million; local currency sales were up 20%. Average active sales force increased 12% and productivity was up 7%. We believe this performance reflects the strong engagement, higher retention and productivity of the sales force who have increased their adoption of digital tools and techniques to expand their geographical reach to more customers and bring Tupperware's environmentally friendly products to market.

•Asia Pacific - Sales $128.4 million, down 1% and local currency sales down 5%
•Europe - Sales $128.5 million, up 10% and local currency sales up 8%
•North America - Sales $154.1 million, up 46% and local currency sales up 50%
•South America - Sales $78.6 million, up 21% and local currency sales up 55%

Net income improved to $21.8 million or $0.41 diluted earnings per share compared with a loss of $(71.7) million and $(1.47) diluted earnings per share last year primarily due to increased profit from sales growth, realization of the Turnaround Plan cost savings and sale of non-core assets.

* ^See Non-GAAP Financial Measures Reconciliation Schedules

Full-Year Results: (as compared with last year)

Full-year 2020 sales were down 3% to $1,740.1 million, but local currency sales were up 3%. Local currency sales increased significantly throughout the year from down double digits in the first quarter to an increase of 20% in the fourth quarter.

Net income increased to $112.2 million from $12.4 million last year and diluted earnings per share was $2.14 compared with $0.25 last year. Adjusted earnings per share was $2.24 vs. $1.41 last year due to profitable sales growth and right sizing of the cost structure from the Turnaround Plan.

Liquidity and Capital Allocation

As of December 26, 2020, the Company continued to be in compliance with its financial covenants under its Credit Agreement with a debt to Adjusted EBITDA ratio of 2.99x, which is well under the maximum allowed covenant of 4.50x.

During the fourth quarter, the Company successfully retired its 4.75% 2021 Senior Notes with two term loan facilities in an aggregate principal amount of $275 million due in 2023.

For the year-to-date period ended December 26, 2020, the Company generated $197.6 million of free cash flow, for an improvement of $137.2 million from last year. The Company continues to believe that improved profitability from revenue growth associated with the Turnaround Plan, together with the anticipated sale of non-core assets in 2021 will contribute to its ability to meet future debt obligations, including expected free cash flow^ of around $200 million next year.

Fourth Quarter Earnings Conference Call

Tupperware Brands will conduct a conference call today, March 10, 2021, at 8:30 am Eastern time. The conference call will be webcast and accessible, along with a copy of this news release, on ir.tupperwarebrands.com.

About Tupperware Brands Corporation

Tupperware Brands Corporation (NYSE: TUP) is a leading global consumer products company that designs innovative, functional and environmentally responsible products that people love and trust. Founded in 1946, Tupperware’s signature container created the modern food storage category that revolutionized the way the world stores, serves and prepares food. Today, this iconic brand has more than 8,500 functional design and utility patents for solution-oriented kitchen and home products. With a purpose to nurture a better future, Tupperware products are an alternative to single-use items. The Company distributes its products into nearly 80 countries primarily through independent representatives around the world. For more information, visit Tupperwarebrands.com or follow Tupperware on Facebook, Instagram, LinkedIn and Twitter.

Forward-Looking Statements

Statements contained in this release that are not historical fact and use predictive words such as "estimates", "outlook", “guidance”, “expect”, “believe", "intend", "designed", "target", "plans", “may”, "will", “we are confident” and similar words are forward-looking statements. These forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the following: the effects of the outbreak of the novel coronavirus (COVID-19) pandemic; our ability to ship product to customers on a timely basis, including because of delays caused by our supply chain; our ability to sustain the same level of growth in sales and net income that we recorded in the second, third and fourth quarters of 2020; the success of the Company’s efforts to improve its profitability and liquidity position and any capital structure actions that it may take the Company's ability to comply with its financial covenants under its credit agreement and term loan; the success and timing of growth and turnaround initiatives; leadership development and succession changes; impairment and other charges related to purchase accounting goodwill and restructuring actions; the risk of foreign-currency fluctuations and currency translation impacts on the Company’s business associated with these fluctuations; the Company's ability to engage in hedging transactions (including, without limitation, forwards and swaps) with financial institutions to mitigate risks relating to foreign-currency fluctuations and/or interest rate fluctuations and the possibility that such hedging transactions, even if entered into, are unsuccessful; the risk of changes in cash flow resulting from changes in foreign exchange rates and hedge settlements;

uncertainties related to the interpretation of, and regulations under, the U.S. Tax Cuts and Jobs Act of 2017; the Company’s future tax-planning initiatives; any prospective or retrospective increases in duties on the Company’s products; any adverse results of tax audits or unfavorable changes to tax laws in the Company’s various markets; risk that direct selling laws and regulations in any of the Company’s markets may be modified, interpreted or enforced in a manner that results in negative changes to the Company’s business models or negatively impacts its revenue, sales force or business, including through the interruption of recruiting and sales activities, loss of licenses, imposition of fines, or any other adverse actions or events; unpredictable economic and political conditions and events globally; the success of new product introductions and promotional programs to generate interest among the Company’s sales force and customers and generate selling activities on a sustained basis; success of business-to-business selling arrangements and their timing; success of buyers in obtaining financing or attracting tenants for commercial and residential developments; the timing and success of closing asset sales; risks related to accurately predicting, delivering or maintaining sufficient quantities of products to support planned initiatives or launch strategies; governmental approvals of materials for use in food containers and beauty, personal care, nutritional and nutraceutical products; continued competitive pressures for products or sales force in the Company’s markets; and other risks detailed in the Company's periodic reports as filed in accordance with the Securities Exchange Act of 1934, as amended.

The Company updates each month the impact of changes in foreign exchange rates versus the prior year, posting it on Tupperware Brands Foreign Exchange Translation Impact Update. Other than updating for changes in foreign currency exchange rates, the Company does not intend to update forward-looking information.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers' understanding of the Company's results of operations. These amounts exclude certain items that at times materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of the Company's primary operations, and to assist readers in evaluating performance and analyzing trends across periods by providing what the Company believes is a useful measure for predictive purposes. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.

The non-GAAP financial measures include comparisons related to profit that exclude:
•gains from the sale of property, plant and equipment and other real estate related operations
•insurance settlement gains or significant charges related to casualty losses caused by significant weather events, fires or similar circumstances
•exit or disposal cost obligations related to rationalizing supply chain operations and other re-engineering activities performed to wind-down or significantly restructure businesses, including cumulative translation adjustments recognized in income upon liquidation of operations in a country, asset sales or fixed asset impairments, inventory obsolescence and other operating losses incurred in conjunction with such activities
•certain asset retirement obligations
•pension settlements
•significant discrete impacts of new tax laws upon adoption, including the impact on cumulative deferred taxes from items previously recorded as cumulative translation adjustments
•amortization of definite-lived intangible assets
•non-cash impairment charges related to the carrying value of acquired intangible assets and goodwill
•infrequent costs incurred in connection with a change in capital structure
•the impact from hyper-inflationary economies on net monetary assets and other balance sheet positions that impact near term income
•non-recurring costs associated with the Turnaround Plan

While these types of events can and do recur periodically, they are not part of the Company’s primary business operations and are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across periods, as amounts recognized in any given period are not indicative of amounts that may be recognized in any particular future period.

Additionally, the Company engages in B2B transactions, in which it sells products to a partner company. Since the level of these sales is volatile from quarter-to-quarter and year-to-year, and is largely independent of the activities of its sales force, the Company at times, in addition to disclosing reported sales, discloses “core” sales amounts and comparisons, which excludes amounts sold under B2B transactions. This illustrates sales results and trends directly associated with activities of its independent sales force. All financial information disclosed and presented includes B2B transactions unless specifically stated as “core” sales or otherwise indicated.

Also, as the impact of changes in exchange rates is an important factor in understanding period-to-period comparisons. The Company believes the presentation of results on a local currency basis, in addition to reported results, helps improve readers' ability to understand the Company's operating results and evaluate performance in comparison with prior periods. The Company presents local currency information that compares results between periods as if current period exchange rates had been the exchange rates in the prior period. The Company uses results on a local currency basis as one measure to evaluate performance and generally refers to such amounts as restated or excluding the impact of foreign currency.

These core sales and local currency results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Core sales and results on a local currency basis may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

Information included with this release includes references to Adjusted EBITDA and a Debt/Adjusted EBITDA ratio, which are non-GAAP financial measures used in the Company's Credit Agreement and Term Loan agreement. The Company uses these measures in its capital allocation decision process and in discussions with investors, analysts and other interested parties, and therefore believes it is useful to disclose this amount and ratio. The Company's calculation of these measures is in accordance with its Credit Agreement and the Term Loan agreement, and is set forth in the reconciliation from GAAP amounts in an attachment to this release; however, the reader is cautioned that other companies define these measures in different ways, and consequently they may not be comparable with similarly labeled amounts disclosed by others.

This release contains references to free cash flow, which equates to the GAAP terms of Cash from Operations and Investing Activities and is customarily used in the investment community to describe cash available for return to debt or equity shareholders.

Investors: Jane Garrard, janegarrard@tupperware.com, 407-826-4475
Media: Megan Tucker, megan.tucker@rfbinder.com, 212-994-7589

###

TUPPERWARE BRANDS CORPORATION
FOURTH QUARTER 2020 SALES FORCE STATISTICS*
(UNAUDITED)

	Sales
Segments	Reported Inc/(Dec) vs. Q4 '20%	Restated[1] Inc/(Dec) vs. Q4 '20%	Active Sales Force	Inc/(Dec) vs. Q4 '20%	Total Sales Force	Inc/(Dec) vs. Q4 '20%
Asia Pacific	(1)	(5)	102,940	(21)	976,207	9
Europe	10	8	106,840	11	859,525	11
North America	46	50	222,107	27	772,405	10
South America	21	55	148,012	29	605,120	11
Total Segments	17	20	579,899	12	3,213,257	10

*Sales force statistics as collected by the Company and, in some cases, provided by distributors and sales force. Active Sales Force is defined as the average number of sellers ordering in each cycle over the course of the quarter, whereas Total Sales Force is defined as the number of sales force members of the units at the end of the quarter.
1Local currency, or restated, changes are measured by comparing current year results with those of the prior year, translated at the current year's foreign exchange rates.

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 weeks ended		52 weeks ended
	Dec 26, 2020	Dec 28, 2019	Dec 26, 2020	Dec 28, 2019
Net sales	$489.6	$417.2	$1,740.1	$1,797.9
Cost of products sold	155.5	153.5	570.8	610.8
Gross margin	334.1	263.7	1,169.3	1,187.1

Selling, general and administrative expense	264.8	247.4	949.6	999.4
Re-engineering charges	5.8	18.8	36.1	34.7
Gain on disposal of assets	32.8	1.8	14.0	12.9
Impairment expense	—	20.3	—	40.0
Operating income (loss)	96.3	(21.0)	197.6	125.9

(Gain) loss on debt extinguishment	9.7	—	(40.2)	—
Interest expense	8.1	10.1	38.6	41.5
Interest income	(0.5)	(0.6)	(1.5)	(2.2)
Other expense (income), net	(1.3)	(6.3)	(11.6)	(16.8)
Income (loss) before income taxes	80.3	(24.2)	212.3	103.4

Provision for income taxes	58.5	47.5	100.1	91.0
Net income (loss)	$21.8	$(71.7)	$112.2	$12.4

Basic earnings per share	$0.45	$(1.47)	$2.29	$0.26
Diluted earnings per share	$0.41	$(1.47)	$2.14	$0.25

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 weeks ended		Reported	Restated*	Foreign	52 weeks ended		Reported	Restated*	Foreign
	Dec 26, 2020	Dec 28, 2019	%	%	Exchange	Dec 26, 2020	Dec 28, 2019	%	%	Exchange
			Inc (Dec)	Inc (Dec)	Impact*			Inc (Dec)	Inc (Dec)	Impact*
Net Sales
Asia Pacific	$128.4	$130.1	(1)	(5)	$5.1	$523.3	$590.5	(11)	(11)	$(3.3)
Europe	128.5	116.2	10	8	2.4	446.2	475.2	(6)	(3)	(14.5)
North America	154.1	105.7	46	50	(3.1)	525.7	453.5	16	24	(28.5)
South America	78.6	65.2	21	55	(14.5)	244.9	278.7	(12)	13	(62.0)
Total net sales	$489.6	$417.2	17	20	$(10.1)	$1,740.1	$1,797.9	(3)	3	$(108.3)

Segment profit
Asia Pacific	$33.2	$24.4	36	29	$1.2	$123.7	$124.3	(1)	—	$(1.0)
Europe	35.9	8.4	+	+	(0.2)	78.6	38.0	+	+	(4.2)
North America	15.4	(0.9)	+	+	—	62.5	40.2	56	82	(5.4)
South America	18.1	10.5	73	+	(2.7)	48.4	43.8	11	46	(10.7)
Total segment profit	102.6	42.4	+	+	(1.7)	313.2	246.3	27	39	(21.3)

Unallocated expenses	(41.7)	(19.8)	+	+	(0.5)	(41.7)	(41.8)	—	(6)	(2.5)
Re-engineering charges	(5.8)	(18.8)	(69)	(69)	—	(36.1)	(34.7)	4	4	—
Gain (loss) on disposal of assets	32.8	1.8	+	+	—	14.0	12.9	8	8	—
Impairment expense	—	(20.3)	(100)	(100)	—	—	(40.0)	(100)	(100)	—
Interest expense	(7.6)	(9.5)	(20)	(20)	—	(37.1)	(39.3)	(6)	(6)	—
Income (loss) before taxes	80.3	(24.2)	—	—	(2.2)	212.3	103.4	+	+	(23.8)
Provision (benefit) for income taxes	58.5	47.5	23	38	(5.1)	100.1	91.0	10	30	(13.6)
Net income (loss)	$21.8	$(71.7)	—	—	$2.9	$112.2	$12.4	+	+	$(10.2)

Diluted earnings per share	$0.41	$(1.47)	—	—	$0.06	$2.14	$0.25	+	+	$(0.20)

Weighted-average diluted shares outstanding	53.6	48.9				52.3	49.0

* 2020 actual compared with 2019 translated at 2020 exchange rates
+ Change greater than ±100%

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

(In millions, except per share data)	13 weeks ended De 26, 2020				13 weeks ended Dec 28, 2019
	Reported	Adj's		Excl Adj's	Reported	Foreign Exchange Impact	Adj's		Restated* Excl Adj's
Segment profit
Asia Pacific	$33.2	$—		$33.2	$24.4	$1.2	$0.5	a,b	$26.1
Europe	35.9	(0.7)	b,f	35.2	8.4	(0.2)	1.0	b,f	9.2
North America	15.4	1.1	a,b	16.5	(0.9)	—	1.6	a,b	0.7
South America	18.1	3.0	c	21.1	10.5	(2.7)	0.5	a,c	8.3
Total Segment profit	102.6	3.4		106.0	42.4	(1.7)	3.6		44.3

Unallocated expenses	(41.7)	11.4	b,h,i	(30.3)	(19.8)	(0.5)	9.1	b,g	(11.2)
Re-engineering charges	(5.8)	5.8	e	—	(18.8)	—	18.8	e	—
Gain (loss) on disposal of assets	32.8	(32.8)	d	—	1.8	—	(1.8)	d	—
Impairment expense	—	—		—	(20.3)	—	20.3	j	—
Interest expense	(7.6)	—		(7.6)	(9.5)	—	—		(9.5)
Income (loss) before taxes	80.3	(12.2)		68.1	(24.2)	(2.2)	50.0		23.6
Provision (benefit) for income taxes	58.5	2.2	k	60.7	47.5	(5.1)	14.1	k	56.5
Net income (loss)	$21.8	$(14.4)		$7.4	$(71.7)	$2.9	$35.9		$(32.9)

Diluted earnings per share	$0.41	$(0.27)		$0.14	$(1.47)	$0.06	$0.78		$(0.63)

	52 weeks ended Dec 26, 2020				52 weeks ended Dec 28, 2019
	Reported	Adj's		Excl Adj's	Reported	Foreign Exchange Impact	Adj's		Restated* Excl Adj's
Segment profit
Asia Pacific	$123.7	—		$123.7	$124.3	$(1.0)	$1.7	a,b	$125.0
Europe	78.6	(0.7)	b	77.9	38.0	(4.2)	1.4	b,f	35.2
North America	62.5	3.3	a,b	65.8	40.2	(5.4)	5.9	a,b,h	40.7
South America	48.4	5.3	c	53.7	43.8	(10.7)	1.8	a,c	34.9
Total Segment profit	313.2	7.9		321.1	246.3	(21.3)	10.8		235.8

Unallocated expenses	(41.7)	(21.9)	b,g,h	(63.6)	(41.8)	(2.5)	8.9	b,g	(35.4)
Re-engineering charges	(36.1)	36.1	e	—	(34.7)	—	34.7	e	—
Gain (loss) on disposal of assets	14.0	(14.0)	d	—	12.9	—	(12.9)	d	—
Impairment expense	—	—		—	(40.0)	—	40.0	j	—
Interest expense	(37.1)	—		(37.1)	(39.3)	—	—		(39.3)
Income before taxes	212.3	8.1		220.4	103.4	(23.8)	81.5		161.1
Provision (benefit) for income taxes	100.1	3.1	k	103.2	91.0	(13.6)	14.9	k	92.3
Net income (loss)	$112.2	$5.0		$117.2	$12.4	$(10.2)	$66.6		$68.8

Diluted earnings per share	$2.14	$0.10		$2.24	$0.25	$(0.20)	$1.36		$1.41
* 2020 actual compared with 2019 translated at 2020 exchange rates.
a) Amortization of intangibles of acquired beauty units.
b) Pension settlement costs.
c) As a result of devaluations in the Venezuelan bolivar, and beginning July 1, 2018, Argentine peso, as Venezuela and Argentina are accounted for as hyper-inflationary, the Company had negative impacts of $2.2million and $0.5 million in the fourth quarters of 2020 and 2019, respectively. These amounts were related to expense from re-measuring bolivar and peso denominated net monetary assets at the lower exchange rates at the times of devaluations, along with the impact of recording in income amounts on the balance sheet when the devaluations occurred, primarily inventory, at the exchange rates at the time the amounts were made or purchased, rather than the exchange rates in use when they were included in income.
d) Gain on disposal of assets in 2020 mainly relates to sale of land in Australia and Orlando HQ, partially offset by a write-off of capitalized software implementation costs.. In 2019, mainly relates to the write-off of assets in Tupperware France and Tupperware Brazil.
e) In both years, re-engineering and impairment charges were primarily related to severance costs incurred for headcount reduction in several of the Company's operations in connection with changes in its management and organizational structures.
f) Write-off of inventory and bad debt associated with changes in business model.
g) Consultant fees and CEO transition costs.
h) Beauty Project divestiture and inventory and bad debt write-offs due to change in business models, in 2020 and BeautiControl wind-down loss and inventory write-off in 2019
i) Gain on debt extinguishment.
j) Impairment of goodwill for House of Fuller Mexico and trademarks of Nutrimetics Australia and France.

k) Provision for income taxes represents the net tax impact of adjusted amounts. See note regarding non-GAAP financial measures in the attached press release.

^Free cash flow includes cash from operating and investing activities

See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In millions)	Dec 26, 2020	Dec 28, 2019
Assets
Cash and cash equivalents	$139.1	$123.2
Other current assets	407.0	415.3
Total current assets	546.1	538.5

Property, plant and equipment, net	202.5	267.5
Other assets	471.3	456.4
Total assets	$1,219.9	$1,262.4

Liabilities and Shareholders' Equity
Current debt and finance lease obligations	$424.7	$273.2
Accounts payable and other current liabilities	485.0	415.7
Total current liabilities	909.7	688.9

Long-term debt and finance lease obligations	258.6	602.2
Other liabilities	256.3	248.3
Total shareholders' equity (deficit)	(204.7)	(277.0)
Total liabilities and shareholders' equity	$1,219.9	$1,262.4

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(In millions)	52 weeks ended
	December 26, 2020	December 28, 2019
Operating Activities
Net cash provided by operating activities	$166.1	$87.4

Investing Activities
Capital expenditures	(27.9)	(61.0)
Proceeds from disposal of property, plant & equipment	59.4	34.0
Net cash provided by (used in) investing activities	31.5	(27.0)

Financing Activities
Common stock cash dividends paid	—	(74.3)
Proceeds from term loan	275.0	—
Common stock repurchase	(1.6)	(0.9)
Senior notes repayment	(552.3)	—
Finance lease repayments	(0.6)	(1.6)
Net increase (decrease) in short-term debt	131.0	(6.2)
Debt issuance costs payment	(20.7)	(2.3)
Net cash used in financing activities	(169.0)	(85.3)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(4.2)	(0.9)
Net change in cash, cash equivalents and restricted cash	24.4	(25.8)
Cash, cash equivalents and restricted cash at beginning of year	126.1	151.9
Cash, cash equivalents and restricted cash at end of period	$150.5	$126.1

TUPPERWARE BRANDS CORPORATION
ADJUSTED EBITDA AND DEBT/ADJUSTED EBITDA*
(UNAUDITED)

As of and for the four quarters ended
December 26, 2020
Adjusted EBITDA:
Net income (loss)	$112.2
Add:
Depreciation and amortization	44.7
Gross interest expense	38.6
Provision for income taxes	100.1
Pretax non-cash impairment of assets	32.6
Stock-based compensation	8.9
Other non-cash extraordinary, unusual or non-recurring charges	9.7
Deduct:
Cash paid for re-engineering charges	(65.3)
Loss (gain) on land sales, insurance recoveries, etc.	(46.6)
Total Adjusted EBITDA	$234.9

Consolidated total debt	$701.6
Divided by adjusted EBITDA	234.9
Debt to Adjusted EBITDA Ratio	2.99

*Amounts and calculations are based on the definitions and provisions of the Company's $650 million Credit Agreement dated March 29, 2019 and the $275M Term Loan Credit Agreements dated December 3, 2020 (together "Credit Agreements") and, where applicable, are based on the trailing four quarter amounts. "Adjusted EBITDA" is calculated as defined for "Consolidated EBITDA" in the Credit Agreements.